Eli Lilly and Company
Performance Award Agreement
(for Executive Officers)

This Performance Award has been granted on February 7, 2019 (“Grant Date”) by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to the Eligible Individual who has received this Performance Award Agreement (the “Grantee”).

Performance Levels:

Performance Period:        January 1, 2019 - December 31, 2020

Service Vesting Date:    February 1, 2022

Section 1.	Grant of Performance Award
Eli Lilly and Company, an Indiana corporation (“Lilly” or the “Company”), has granted to the Eligible Individual who has received this Performance Award Agreement (the “Grantee”) a Performance-Based Award (the “Performance Award” or the “Award”) with respect to the target number of shares of Lilly Common Stock (the “Shares”) that the Grantee may view by logging on to the Merrill Lynch website at http://myequity.lilly.com (the "Target Number of Shares").
The Award is made pursuant to and subject to the terms and conditions set forth in the Amended and Restated 2002 Lilly Stock Plan (the “Plan”) and to the terms and conditions set forth in this Performance Award Agreement, including all appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2.	Vesting
As soon as reasonably practicable following the end of the Performance Period, the Committee shall determine the number of units eligible to vest (“Performance Units”) based on the actual cumulative Earnings Per Share ("EPS") for the Performance Period and using the Non-GAAP EPS (as adjusted to the extent determined by the Committee) for the year immediately prior to the commencement of the Performance Period as a reference point (as shown on page 1 of this document) (“EPS Growth”), the corresponding payout multiple and the Target Number of Shares.

a.	The actual cumulative EPS for the Performance Period shall be computed using the following procedures:

i.
A determination of adjusted consolidated net income ascertained from the Company's audited consolidated financial statements shall be made for each fiscal year in the Performance Period in accordance with accounting principles currently applicable in the United States ("US GAAP"), adjusted to the extent deemed appropriate by the Committee for any unusual items deemed significant by the Committee.

ii.
The number of shares of outstanding Lilly Common Stock used to compute consolidated EPS shall be determined as of the end of each fiscal year in the Performance Period on a diluted basis or its equivalent in accordance with US GAAP.

iii.
To calculate consolidated EPS for each fiscal year in the Performance Period, the adjusted consolidated net income shall be divided by the number of shares of outstanding Lilly Common Stock as computed in accordance with subsection (ii) above and the quotient rounded to the nearest cent.

iv.	To determine the cumulative EPS for the Performance Period, the EPS amounts for each fiscal year as determined above shall be added.

b.	The payout multiple corresponding to the EPS Growth (as shown on page 1 of this document) shall then be applied to the Target Number of Shares.

c.	The number of Performance Units under this Performance Award will be the number resulting from the calculation described in subsection (b) above.

d.
In the event the Grantee’s Service with the Company or an Affiliate is terminated prior to the Service Vesting Date for any reason or in any circumstance other than a Qualifying Termination (as described below), or a retirement after the last day of the Performance Period, as provided in Section 3(c) or (d), the Award, including any accrued Dividend Equivalent Rights, shall be forfeited.

Section 3.	Adjustments, Vesting Acceleration and Forfeitures Upon Certain Employment Status Changes
Unless the Committee determines, in its sole discretion, that such adjustments are not advisable after consideration of Applicable Laws, the number of Performance Units shall be adjusted for changes in employment status of the Grantee during the Performance Period as follows:

a.
Leaves of Absence. The number of Performance Units shall be reduced proportionally for any portion of the total days in the Performance Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.
Demotions, Disciplinary Actions and Misconduct. The Company may, in its sole discretion, cancel this Performance Award or reduce the number of Performance Units, prorated according to time or other measure as determined appropriate by the Company, if during any period prior to the Service Vesting Date the Grantee has been (i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company, as determined in the sole discretion of the Company.

c.
Qualifying Termination. In the event the Grantee’s employment is subject to a Qualifying Termination (as defined below), the Performance Units shall vest, provided that if the Qualifying Termination occurs prior to the last day of the Performance Period, the number of Performance Units shall be reduced proportionally for the portion of the total days during the Performance Period in which the Grantee was not in active Service.

For purposes of this Award Agreement, a “Qualifying Termination” means any one of the following:

i.
retirement as a “retiree,” which is a person who is (A) a retired employee under the Lilly Retirement Plan; (B) a retired employee under the retirement plan or program of an Affiliate; or (C) a retired employee under a retirement program specifically approved by the Committee;

ii.	the Grantee’s Service is terminated due to the Grantee’s death;

iii.	the Grantee’s Service is terminated by reason of Disability;

iv.	the Grantee’s Service is terminated due to a plant closing or reduction in workforce (as defined below);

v.
the Grantee’s Service is terminated as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation or medical reassignment in the United States (or equivalent as determined by the Committee).

“Plant closing” means the closing of a plant site or other corporate location that directly results in termination of the Grantee’s Service.
“Reduction in workforce” means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of the Grantee’s Service.
The Committee’s determination as to whether (1) the Grantee’s Service has been terminated by reason of Disability, (2) the Grantee’s Service has been terminated as a direct result of either a plant closing or a reduction in workforce, (3) the Grantee’s Service has been terminated as a result of the failure to locate a position within the Company or an Affiliate following reallocation or medical reassignment, and (4) a leave of absence or a transfer of employment between Lilly and an Affiliate or between Affiliates constitutes a termination of Service shall be final and binding on the Grantee.

d.
Retirement. Notwithstanding Section 3(c)(i), in the event the Grantee's Service is terminated due to retirement as a “retiree” (as defined in Section 3(c)) subsequent to the last day of the Performance Period but prior to the Service Vesting Date, the Performance Units, if any, shall continue to accrue Dividend Equivalent Rights and the Performance Units and Dividend Equivalent Rights shall vest on the Service Vesting Date.

A Grantee who has not received a year-end individual performance rating and (i) is on employment probation (or equivalent as determined by the Committee) for unsatisfactory performance and elects to retire in lieu of a termination of employment; or (ii) elects to retire in lieu of termination of employment because of an immediately terminable offense (e.g., absence of three days with notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to have terminated due to retirement as described herein.

e.
Employment Probation. If the Grantee is placed on employment probation (or its equivalent as determined by the Committee) at any time subsequent to the last day of the Performance Period but prior to the Service Vesting Date, the Grantee shall forfeit the Performance Units and Dividend Equivalent Rights scheduled to vest on the Service Vesting Date to the extent the Award is the next subsequent Award (when compared to other Awards held by the Grantee) that is scheduled to vest following the date that the Grantee is placed on employment probation (it being understood that all other Awards, if any, that are scheduled to vest on the Service Vesting Date shall also be forfeited).

Section 4.	Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:

a.
The only Change in Control event that shall result in a benefit under this Section 4 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b.
In the event of a Transaction that occurs prior to the last day of the Performance Period, the Grantee will be credited with an award of Restricted Stock Units equal to the number of Performance Units, to be calculated in a manner consistent with Section 2, but the cumulative EPS shall equal the Company’s cumulative EPS expected results (as determined by the Company’s last approved forecast prior to the consummation of the Transaction, not considering the impact of the Transaction) (the “Credited RSU Award”). The Credited RSU Award shall be eligible to vest on the last day of the Performance Period, subject to the Grantee’s continued Service through the last day of the Performance Period, except as provided below:

i.
In the event that (A) the Grantee is subject to a Qualifying Termination prior to the last day of the Performance Period or (B) the Credited RSU Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Credited RSU Award shall vest automatically in full.

ii.
In the event that the Credited RSU Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with the Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to the last day of the Performance Period, then immediately as of the date of the Covered Termination, the Credited RSU Award shall vest automatically in full.

For purposes of this Award Agreement, “Covered Termination” shall mean a Qualifying Termination, Grantee’s termination of Service without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees (as amended from time to time) or any successor plan or arrangement thereto.

c.	The following shall apply in the event of a Transaction that occurs subsequent to the last day of the Performance Period but prior to the Service Vesting Date:

i.
In the event that the Performance Units are not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Performance Units shall vest automatically in full.

ii.	In the event that the Performance Units are converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with the Transaction and the Grantee is subject to a Covered Termination prior to the Service Vesting Date, then immediately as of the date of the Covered Termination, the Performance Units shall vest automatically in full.

Section 5.	Settlement

a.
Except as provided below, a vested Award shall be paid to the Grantee as soon as practicable, but in no event later than sixty (60) days following the Service Vesting Date, including if the Award vests (i) pursuant to Section 3(c) or (ii) pursuant to Section 3(d) prior to the last day of the Performance Period.

b.
If the Award vests pursuant to Section 3(c) subsequent to the last day of the Performance Period, the Award shall be paid to the Grantee no later than sixty (60) days following the date of the Qualifying Termination, provided that if the Award is considered an item of nonqualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”), the Award shall be paid within sixty (60) days following the date the Grantee experiences a “separation from service” within the meaning of Section 409A of the Code (a “409A Separation”).

c.
If the Award vests pursuant to Section 4(b)(i) or Section 4(c)(i), the Award shall be paid to the Grantee immediately prior to the Transaction, provided that if the Award is considered NQ Deferred Compensation and the Transaction does not constitute a “change in control event” under Section 409A of the Code (a “409A CIC”), then the Award shall be paid in cash (calculated based on the value of the Shares established for the consideration to be paid to holders of Shares in the Transaction) on the Service Vesting Date.

d.
If the Award vests pursuant to Section 4(b)(ii) or Section 4(c)(ii), the Award shall be paid to the Grantee as soon as practicable, but in no event later than sixty (60) days following the date the Grantee is subject to a Covered Termination, provided that if the Award is NQ Deferred Compensation, (i) the Award shall be paid within sixty (60) days following the date the Grantee experiences a Section 409A Separation and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the payment date, the Award shall instead be paid on the earliest of (1) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (2) the date of a 409A CIC, and (3) the date of the Grantee’s death.

e.
At the time of settlement provided in this Section 5, Lilly shall issue or transfer Shares or the cash equivalent, as contemplated under Section 5(f) below, to the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

f.
At any time prior to the Service Vesting Date or until the Performance Units are paid in accordance with this Section 5, the Committee may, if it so elects, determine to pay part or all of the Performance Units in cash in lieu of issuing or transferring Shares. The amount of cash shall be calculated based on the Fair Market Value of the Shares on the last day of the Restriction Period in the case of payment pursuant to Section 5(a) and on the date of date of payment in the case of a payment pursuant to Section 5(d).

g.	Dividend Equivalent Rights, if any, that accrue hereunder shall be settled in cash.

h.	In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.

Section 6.	Rights of the Grantee

a.
No Shareholder Rights. The Performance Award does not entitle the Grantee to any rights of a shareholder of Lilly until such time as the Performance Award is settled and Shares are issued or transferred to the Grantee.

b.
Dividend Equivalent Rights. On each date that the Company pays a cash dividend to holders of Shares during the period commencing on the date the number of Performance Units are determined continuing through the date the Performance Units are settled, the Grantee shall be credited with Dividend Equivalent Rights in an amount equal to the total number of Performance Units, multiplied by the dollar amount of the cash dividend paid per Share by the Company on such date. Dividend Equivalent Rights shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. The Dividend Equivalent Rights shall be subject to the same vesting conditions and restrictions as the Performance Units to which the Dividend Equivalent Rights relate, and the Dividend Equivalent Rights shall be forfeited in the event that the Performance Units with respect to which such Dividend Equivalent Rights were credited are forfeited.

c.
No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 7.	Prohibition Against Transfer
The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 8.	Responsibility for Taxes

a.
Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Performance Award, the vesting of the Performance Award, the transfer and issuance of any Shares, the receipt of any cash payment pursuant to the Award, the accrual and payment of Dividend Equivalent Rights, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

b.	Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

1.
If the Performance Award is paid to the Grantee in cash in lieu of Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

2.
If the Performance Award is paid to the Grantee in Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes Lilly and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of Shares to be issued upon settlement of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in Shares otherwise issuable to the Grantee pursuant to this Award.

3.
If the Performance Award is paid to the Grantee in Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, Lilly will withhold in Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by Applicable Laws or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 8(b)(2)(i) and (ii) above.

c.
Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which he or she is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax Related Items.

d.
Lilly may require the Grantee to pay Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 8.

Section 9.	Section 409A Compliance
To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.

Section 10.	Grantee’s Acknowledgments
In accepting this Award, the Grantee acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the Plan;

b.
the Award is voluntary and occasional and does not create any contractual or other right to receive future Performance-Based Awards, or benefits in lieu thereof, even if Performance-Based Awards have been granted in the past;

c.	all decisions with respect to future Performance-Based Awards or other awards, if any, will be at the sole discretion of the Committee;

d.	the Grantee’s participation in the Plan is voluntary;

e.	the Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;

f.
the Award and any Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;

g.
neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any Affiliate;

h.	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);

j.
for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award and any Dividend Equivalent Rights after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence) in accordance with Section 409A;

k.
unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

l.	the Grantee is solely responsible for investigating and complying with any laws applicable to him or her in connection with the Award; and

m.
the Company has communicated share ownership guidelines that apply to the Grantee, and the Grantee understands and agrees that those guidelines may impact any shares of Lilly Stock that may be issued pursuant to this Award.

Section 11.	Data Privacy

a.
Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.

b.
Stock Plan Administration Service Providers. The Company transfers Data to Bank of America Merrill Lynch and/or its affiliated companies (“Merrill Lynch”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan. The Company may also transfer Data to KPMG, an independent service provider, which is also assisting the Company with certain aspects of the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner.

c.
International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company participates with respect to employee data. The Company also participates in the Swiss-U.S. Privacy Shield program under which the Company certifies compliance with certain Swiss data protection requirements with respect to employee data. The Company’s legal basis, where required, for the transfer of Data is Grantee’s consent.

d.
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

f.
Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

The Grantee understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Grantee provide another data privacy consent form. If applicable and upon request of the Company, the Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section 12.	Additional Terms and Conditions
The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Performance Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under applicable laws or any compensation recovery policy of the Company that reflects the provisions of applicable laws.

Section 13.	Governing Law and Choice of Venue
The validity and construction of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Section 14.	Miscellaneous Provisions

a.
Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any successor Grantee, at the address specified in writing to Lilly by the successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.

b.
Language. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

c.
Waiver. The waiver by Lilly of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.
Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

e.
No Advice Regarding Grant. Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 15.	Compensation Recovery
At any time during the three years following the date on which the number of Performance Units subject to the Award has been determined under Section 2 above, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any Shares that have been issued or cash that has been paid pursuant to this Award if:

a.
(i)    the number of Shares or the amount of the cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; and

(ii)    the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and
(iii)    the number of Shares or the amount of cash payment that would have been issued or paid to the Grantee had the financial results been properly reported would have been lower than the number of Shares actually issued or the amount of cash actually paid; or

b.
the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such misconduct causes significant harm to the company.

Furthermore, in the event the number of Shares issued or cash paid pursuant to this Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will (A) seek restitution of the Shares or cash paid pursuant to this Award to the extent that the number of Shares issued or the amount paid exceeded the number of Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or (B) issue additional Shares or make additional payment to the extent that the number of Shares issued or the amount paid was less than the correct amount.
This Section 15 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

Section 16.	Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM (EDT) April 30, 2019, through the website of Merrill Lynch, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) April 30, 2019, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: ______________________
David A. Ricks
Chairman of the Board, President and
Chief Executive Officer